Exhibit 99.1
PRESS RELEASE

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy and Investor Relations	Contact:	Lorna Williams, Executive Director, Investor Relations and Strategy
Phone:	312-819-9387	Phone:	312-233-7799
Email:	marykay.ladone@hillrom.com	Email:	lorna.williams@hillrom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	howard.karesh@hillrom.com

HILLROM REPORTS STRONG THIRD QUARTER FINANCIAL RESULTS

Company’s Critical Care Products and Solutions Support Fight Against COVID-19

CHICAGO, July 31, 2020 – Hillrom (NYSE: HRC) today announced financial results for its fiscal third quarter ended June 30, 2020 and provided commentary on current business trends and outlook.

For the fiscal third quarter, Hillrom reported earnings of $1.40 per diluted share compared to $0.48 per diluted share in the prior-year period. On an adjusted basis, excluding special items, earnings of $1.95 per diluted share rose 59 percent from $1.23 per diluted share in the prior-year period. Third quarter financial results reflect strong revenue that benefited from COVID-related purchases, strategic investments to drive future growth, disciplined cost management and margin expansion. Adjustments to reported earnings are detailed in the reconciliation schedules provided.

“I’d like to acknowledge the dedication and contributions of the entire Hillrom team for their extraordinary efforts to deliver critical products and solutions in response to the COVID-19 pandemic. Their responsiveness was instrumental in driving record financial performance during the fiscal third quarter,” said John Groetelaars, Hillrom president and CEO. “We remain confident in the compelling value propositions of our products, underlying fundamentals and sustainability of our diverse growth platforms as we continue to navigate the uncertain business and healthcare environment. Hillrom’s vision of Advancing Connected Care™ has become more vital as we support the evolving needs of our customers.”

Fiscal Third Quarter 2020 Financial Results

In the fiscal third quarter, worldwide reported revenue of $768 million increased 6 percent on a reported basis, or 7 percent on a constant currency basis, reflecting the diversity of the company’s product portfolio and accelerated demand for critical care products in response to COVID-19. Hillrom’s core revenue advanced 12 percent, including the contribution of the Breathe Technologies acquisition of approximately 400 basis points and benefit of more than $100 million for COVID-related purchases. Core revenue excludes foreign currency, divestitures, and non-strategic assets the company may exit, including the Surgical Solutions international OEM business.

By reporting segment:

•Patient Support Systems revenue of $448 million increased 20 percent on a reported basis, or 21 percent on a constant currency basis. Core revenue increased 23 percent, reflecting a surge in global demand related to COVID-19 for med-surg and ICU bed systems and rentals, including the Centrella® Smart+Bed and Progressa® bed system. This growth more than offset declines in patient handling equipment and Care Communications’ nurse call and mobile offerings, which were impacted by limited hospital access for installations.

•Front Line Care generated revenue of $252 million, an increase of 3 percent on a reported basis, or 4 percent on a constant currency basis. Performance was driven by strong international growth, elevated global demand for Welch Allyn® vital signs monitoring equipment and thermometry, as well as fulfillment of one-time Life2000® non-invasive ventilator orders of approximately $25 million. In the U.S., reduced physician office visits led to a decline in certain product categories, including physical assessment and diagnostic tools.

•Surgical Solutions revenue of $68 million declined 37 percent on a reported and constant currency basis reflecting project delays, limited hospital access for installations and the surgical consumables divestiture. Core revenue declined 21 percent.

Recent Highlights

The company recently achieved several key milestones aimed at advancing Hillrom’s innovation, transforming the portfolio and delivering sustainable value to shareholders. Highlights include:

•Achieving more than $440 million in new product revenue during the first nine months of fiscal 2020. Contributing to this performance were several innovative products including the company’s portfolio of smart beds, vital signs monitoring devices, respiratory and vision products, as well as Integrated Table Motion.

•Introducing five innovative products in the areas of remote monitoring, respiratory care and surgical workflow, such as:

◦Extended Care Solution™, a connected, remote vital signs monitoring device that allows clinicians to shift care closer to home. This device combines the recently launched Welch Allyn® Spot Vital Signs® 4400 device, a next-generation vital signs device for ambulatory and emergency department settings, with a patient app and clinician review portal to help extend patient care beyond the walls of a healthcare facility and ensure patient data is securely relayed.

◦Two new respiratory therapy devices: Volara™ System for oscillation and lung expansion (OLE) therapy and Synclara™ cough system. The Volara System delivers trusted OLE therapy, combining continuous positive expiratory pressure, continuous high-frequency oscillation and a nebulizer in one portable, lightweight device. It is suitable for acute and chronic conditions, including post-operative pulmonary complications, that are treated both in acute care and home settings. The Synclara cough system uses mechanical insufflation-exsufflation technology to clear secretions from the upper airways. Synclara has been designed to improve the patient experience in the hospital or at home given its portability and ease-of-use, with programmability and sensing technology to deliver a more individualized treatment.

◦PST 500, a precision surgical table that provides a wide range of positions across various surgical applications. The PST 500 includes a modular design, ergonomic handling, 360-degree imaging and light-messaging system to streamline workflow; and the next-generation Yellofins Apex™ stirrups, lithotomy positioning devices that offer enhanced safety and greater ease-of-use.

•Entering a partnership with Aiva, Inc., to facilitate hands-free voice-enabled communication on the Voalte® Mobile solution. Aiva technology works with Amazon Alexa® to facilitate touch-free communication, allowing a caregiver to enter a room in full PPE and communicate with other caregivers without touching their mobile devices. With this new capability, Hillrom’s Voalte system is the only mobile clinical communication platform with a comprehensive solution that includes hands-free caregiver-to-caregiver communication – unique to Hillrom – as well as nurse call, medical device integration, alert and alarm management and waveform digitization.

•Completing two acquisitions, Connecta Soft, S.A. de C.V. and Videomed S.r.l, to enhance Hillrom’s digital footprint and advance the company’s vision of Advancing Connected Care. Connecta brings custom connectivity solutions, tailored to emerging markets, that capture vital signs data and provide patient monitoring visualization in acute care environments. The acquisition of Videomed expands the Surgical Solutions portfolio by adding operating room integration and real-time video and data management capability to improve clinical workflows, standardize set-up, reduce time in the OR, and enhance safety. Videomed’s Truelink 4 system has been deployed in Europe, China, Japan and other international markets. The aggregate financial impact of these acquisitions is immaterial.

•Delivering significant value to shareholders by returning $114 million through dividends and share repurchases during the first nine months of fiscal 2020. The company’s strong financial position is supported by a healthy balance sheet, including $332 million in cash and cash equivalents, and revolving credit facilities totaling $1.2 billion that can used to address additional capital needs as necessary.

Current Business Trends and Outlook

As expected, Hillrom’s diverse portfolio experienced tailwinds with peak demand across a portion of its portfolio during the fiscal third quarter, which now appears to be normalizing. In addition, the company is seeing signs of recovery across select areas of the portfolio that have been negatively impacted by project delays, hospital access and reduced physician office visits, including various product categories in the Front Line Care and Care Communications businesses. While the company is not reinstating financial guidance due to the ongoing uncertainty, scope and evolving nature of the COVID-19 pandemic, given strong financial performance through the fiscal third quarter and effective management of the company during this challenging period, Hillrom now projects fiscal 2020 adjusted earnings of at least $5.40 per diluted share.

Hillrom will continue to actively monitor and assess business operations and will provide additional information as appropriate. The company remains confident in the long-term underlying strength of its business portfolio, its strategic direction and future growth prospects.

Discussion of Adjusted Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP), Hillrom routinely provides gross margin, operating margin, income before taxes, income tax expense, and earnings per diluted share results on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance, provide additional analytical tools to understand our results from core operations and reveal underlying operating trends. These measures exclude strategic developments, acquisition and integration costs and related fair value adjustments, gains and losses associated with disposals of businesses or significant product lines, regulatory costs related to updating existing product registrations to comply with the European Medical Device Regulations, special charges, the transitional impacts of U.S. tax reform legislation, changes in tax accounting methods, other tax law changes and expenses associated with these tax items, the impacts of significant litigation matters, certain impacts of the COVID-19 pandemic, and other unusual events. The company also excludes expenses associated with the amortization of purchased intangible assets. These adjustments are made to allow investors to evaluate and understand operating trends excluding their impact on operating income and earnings per diluted share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

The company also routinely provides earnings per diluted share guidance on an adjusted basis. This excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.23-$1.28 per diluted share for the fiscal year 2020. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other special items or unusual items in our guidance because such items are evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible, and a full reconciliation of non-GAAP earnings per diluted share guidance to GAAP earnings per diluted share has not been provided. However, as a result of acquisitions, our ongoing portfolio and business optimization initiatives, and any change to the transitional impacts from U.S. tax reform legislation, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin, income tax expense and earnings per diluted share.

The company also presents certain results on a constant currency basis, which compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period. Management believes that evaluating growth in net revenue on a constant currency basis provides an additional and meaningful assessment to both management and investors.

Conference Call Webcast and Dial-in Information

The company will host a conference call and webcast today beginning at 7:30 a.m. (CT) / 8:30 a.m. (ET).

Conference Call Audio Only Dial-in Information: Conference Call Audio Only Dial-in Information: To participate in the conference call, dial (844) 654-5620 (domestic) or (647) 253-8654 (international). Please dial into the call at least 10 minutes prior to the start to allow time to connect. The confirmation code is 3939989.

Webcast: A simultaneous webcast of the call will be accessible via the company's website at www.hillrom.com. A supplementary presentation will be posted to the Hillrom website prior to the webcast.

A recording of the webcast/call audio will be available for telephone replay through August 7, 2020. To access the replay, dial (800) 585-8367 (domestic) or (416) 621-4642 (international). For the replay, callers will need to use confirmation code 3939989. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at www.hillrom.com.

About Hillrom

Hillrom is a global medical technology leader whose 10,000 employees have a single purpose: enhancing outcomes for patients and their caregivers by advancing connected care. Around the world, our innovations touch over 7 million patients each day. They help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. We make these outcomes possible through connected smart beds, patient lifts, patient assessment and monitoring technologies, caregiver collaboration tools, respiratory care devices, advanced operating room equipment and more, delivering actionable, real-time insights at the point of care. Learn more at hillrom.com.

Disclosure Regarding Forward-Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the company's future plans, proposed divestitures, product launches, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. The company’s actual results also could be materially adversely impacted by the length and severity of the COVID-19 pandemic, and related impacts on the company’s business, results of operations, financial condition and prospects. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward- looking statements, unless required by law.

# # #

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In millions, except per share data)

	Three Months Ended June 30		Nine Months Ended June 30
	2020	2019	2020	2019
Net Revenue
Product sales and service	$685.8	$653.0	$1,947.1	$1,901.1
Rental revenue	81.7	73.8	228.6	223.4
Total net revenue	767.5	726.8	2,175.7	2,124.5

Cost of Net Revenue
Cost of goods sold	323.1	332.3	946.6	971.3
Rental expenses	35.4	37.9	110.9	114.0
Total cost of net revenue (excludes acquisition-related intangible asset amortization)	358.5	370.2	1,057.5	1,085.3

Research and development expenses	34.4	34.1	100.3	103.9
Selling and administrative expenses	202.3	217.1	609.0	613.3
Acquisition-related intangible asset amortization	27.5	29.3	81.3	82.3
Special charges	9.5	6.2	26.1	17.7
Operating Profit	135.3	69.9	301.5	222.0

Interest expense	(17.3)	(23.1)	(55.8)	(66.2)
Loss on extinguishment of debt	—	—	(15.6)	—
Investment income (expense) and other, net	2.2	(1.1)	(10.5)	0.2

Income Before Income Taxes	120.2	45.7	219.6	156.0

Income tax expense	26.3	13.1	39.0	31.7

Net Income	$93.9	$32.6	$180.6	$124.3

Net Income per Basic Common Share	$1.41	$0.49	$2.71	$1.86

Net Income per Diluted Common Share	$1.40	$0.48	$2.68	$1.84

Average Basic Common Shares Outstanding (in thousands)	66,558	66.777	66,660	66.822

Average Diluted Common Shares Outstanding (in thousands)	67,183	67,446	67,292	67,484

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency (Unaudited)
(In millions)

					U.S.	OUS
	Three Months Ended June 30		Change As Reported	Constant Currency	Change As Reported	Change As Reported	Constant Currency
	2020	2019

Net Revenue:
Product sales and service	$685.8	$653.0	5.0%	6.2%	(6.5)%	33.5%	37.3%
Rental revenue	81.7	73.8	10.6%	10.9%	12.2%	0.3%	2.5%
Total net revenue	$767.5	$726.8	5.6%	6.6%	(4.2)%	31.9%	35.6%

Net Revenue:
Patient Support Systems	$447.8	$374.5	19.6%	20.6%	9.0%	56.4%	60.8%
Front Line Care	252.1	244.4	3.2%	4.4%	(5.9)%	27.7%	32.2%
Surgical Solutions	67.6	107.9	(37.4)%	(36.7)%	(62.7)%	(5.4)%	(3.8)%
Total net revenue	$767.5	$726.8	5.6%	6.6%	(4.2)%	31.9%	35.6%

OUS - Outside of the United States

					U.S.	OUS
	Nine Months Ended June 30		Change As Reported	Constant Currency	Change As Reported	Change As Reported	Constant Currency
	2020	2019

Net Revenue:
Product sales and service	$1,947.1	$1,901.1	2.4%	3.3%	(0.1)%	7.9%	10.6%
Rental revenue	228.6	223.4	2.3%	2.6%	3.2%	(3.6)%	(1.4)%
Total net revenue	$2,175.7	$2,124.5	2.4%	3.2%	0.3%	7.3%	10.1%

Net Revenue:
Patient Support Systems	$1,174.0	$1,075.1	9.2%	10.0%	8.3%	12.0%	15.3%
Front Line Care	765.0	720.9	6.1%	6.8%	2.0%	16.5%	19.1%
Surgical Solutions	236.7	328.5	(27.9)%	(27.0)%	(42.5)%	(12.4)%	(10.5)%
Total net revenue	$2,175.7	$2,124.5	2.4%	3.2%	0.3%	7.3%	10.1%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share (Unaudited)
(In millions, except per share data)

	Three Months Ended June 30, 2020				Three Months Ended June 30, 2019
	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	17.6%	$120.2	$26.3	$1.40	9.6%	$45.7	$13.1	$0.48
Adjustments:
Acquisition and integration costs and related fair value adjustments	0.2%	1.2	0.5	0.01	1.9%	13.9	2.8	0.16
Acquisition-related intangible asset amortization	3.6%	27.5	6.6	0.31	4.0%	29.3	7.4	0.33
Field corrective actions	0.1%	0.8	0.2	0.01	0.8%	5.6	1.4	0.06
Regulatory compliance costs	0.5%	4.1	1.1	0.04	0.6%	4.6	1.1	0.05
Special charges	1.2%	9.5	2.5	0.10	0.9%	6.2	1.5	0.07
Tax law and method changes	—%	—	—	—	—%	—	(5.4)	0.08
Gain on disposition of business	—%	(0.3)	(4.2)	0.06	—%	—	—	—
Pension settlement expense	—%	(0.1)	—	—	—%	—	—	—
COVID-19 related costs and benefits, net	0.5%	1.9	0.8	0.02	—%	—	—	—
Adjusted Basis	23.7%	$164.8	$33.8	$1.95	17.8%	$105.3	$21.9	$1.23

	Nine Months Ended June 30, 2020				Nine Months Ended June 30, 2019
	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	13.9%	$219.6	$39.0	$2.68	10.5%	$156.0	$31.7	$1.84
Adjustments:
Acquisition and integration costs and related fair value adjustments	(0.1)%	(2.6)	1.4	(0.06)	0.7%	15.7	3.2	0.19
Acquisition-related intangible asset amortization	3.7%	81.3	19.6	0.92	3.9%	82.3	19.7	0.93
Field corrective actions	0.1%	2.1	0.6	0.02	0.3%	5.6	1.4	0.06
Regulatory compliance costs	0.5%	12.9	3.1	0.15	0.5%	10.7	2.7	0.12
Special charges	1.2%	26.1	6.1	0.30	0.8%	17.7	4.3	0.20
Tax law and method changes	—%	—	—	—	—%	—	(4.4)	0.06
Debt refinancing costs	—%	16.1	3.7	0.18	—%	—	—	—
Loss on disposition of business	—%	0.2	(4.1)	0.06	—%	—	—	—
Pension settlement expense	—%	8.4	1.9	0.10	—%	—	—	—
Litigation settlement	—%	(1.2)	(0.3)	(0.01)	—%	—	—	—
COVID-19 related costs and benefits, net	0.2%	1.9	0.8	0.02	—%	—	—	—
Adjusted Basis	19.5%	$364.8	$71.8	$4.36	16.7%	$288.0	$58.6	$3.40

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	June 30, 2020	September 30, 2019
ASSETS
Current Assets
Cash and cash equivalents	$331.8	$214.1
Restricted cash	—	419.7
Trade accounts receivable, net of allowances of $23.0 and $20.6 as of June 30, 2020 and September 30, 2019	646.2	653.3
Inventories, net of reserves	322.8	269.6
Other current assets	114.6	106.7
Total current assets	1,415.4	1,663.4
Property, plant and equipment	852.1	829.6
Less accumulated depreciation	(555.4)	(532.8)
Property, plant and equipment, net	296.7	296.8
Goodwill	1,816.9	1,800.9
Other intangible assets and software, net	988.5	1,033.5
Deferred income taxes	33.5	33.1
Other assets	170.2	91.3
Total Assets	$4,721.2	$4,919.0
LIABILITIES
Current Liabilities
Trade accounts payable	$221.7	$197.6
Short-term borrowings	250.1	660.4
Accrued compensation	127.6	130.4
Accrued product warranties	30.5	29.7
Accrued rebates	39.8	47.7
Deferred revenue	106.7	107.3
Other current liabilities	164.7	95.2
Total current liabilities	941.1	1,268.3

Long-term debt	1,782.6	1,783.1
Accrued pension and postretirement benefits	101.1	80.8
Deferred income taxes	117.0	143.0
Other long-term liabilities	127.0	70.5
Total Liabilities	3,068.8	3,345.7
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Capital Stock:
Preferred stock - without par value: Authorized - 1,000,000; none issued or outstanding
Common stock - without par value: Authorized - 199,000,000	4.4	4.4
Issued: 88,457,634 shares as of June 30, 2020 and September 30, 2019; Outstanding: 66,602,366 as of June 30, 2020 and 66,625,011 as of September 30, 2019
Additional paid-in capital	654.4	637.4
Retained earnings	2,104.6	1,967.4
Accumulated other comprehensive income (loss)	(212.2)	(182.5)
Treasury stock, common shares at cost: 21,855,268 as of June 30, 2020 and 21,832,623 as of September 30, 2019	(898.8)	(853.4)
Total Shareholders’ Equity	1,652.4	1,573.3
Total Liabilities and Shareholders' Equity	$4,721.2	$4,919.0

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Nine Months Ended June 30
	2020	2019
Operating Activities
Net income	$180.6	$124.3
Adjustments to reconcile net income to net cash, cash equivalents and restricted cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and software	51.6	54.7
Acquisition-related intangible asset amortization	81.3	82.3
Amortization of debt discounts and issuance costs	3.0	4.8
Loss on extinguishment of debt	15.6	—
Benefit for deferred income taxes	(14.1)	(12.2)
Loss on disposal of property, equipment, intangible assets, and impairments	1.5	3.3
Stock compensation	27.2	26.9
Other operating activities	16.0	(2.9)
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	12.3	15.3
Inventories	(60.2)	(4.9)
Other current assets	(10.4)	(3.5)
Trade accounts payable	16.5	(9.0)
Accrued expenses and other liabilities	(8.1)	14.3
Other assets and liabilities	2.0	7.7
Net cash, cash equivalents and restricted cash provided by operating activities	314.8	301.1
Investing Activities
Purchases of property, plant, equipment and software	(72.0)	(50.9)
Proceeds on sale of property and equipment	1.6	2.5
Payments for acquisition of businesses, net of cash acquired	(20.6)	(175.8)
Payment for acquisition of intangible assets	—	(17.1)
Payments for acquisition of investments	—	(26.6)
Other investing activities	0.6	—
Net cash, cash equivalents and restricted cash used in investing activities	(90.4)	(267.9)
Financing Activities
Payment of long-term debt	(37.6)	(0.1)
Borrowings on Revolving Credit Facility	190.0	330.0
Payments on Revolving Credit Facility	(155.0)	(230.0)
Borrowings on Securitization Facility	17.7	4.9
Payments on Securitization Facility	(17.7)	(5.5)
Borrowings on Note Securitization Facility	32.6	46.0
Payments on Note Securitization Facility	(21.2)	(51.3)
Prepayment premium on extinguishment of 5.75% Notes	(12.2)	—
Redemption of 5.75% Notes	(425.0)	—
Cash dividends	(43.3)	(41.4)
Proceeds on exercise of stock options	8.5	9.2
Stock repurchases for stock award withholding obligations	(16.4)	(4.2)
Stock repurchases in the open market	(54.1)	(75.0)
Other financing activities	6.0	5.5
Net cash, cash equivalents and restricted cash used in financing activities	(527.7)	(11.9)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1.3	(1.7)
Net Cash Flows	(302.0)	19.6
Cash, Cash Equivalents and Restricted Cash:
At beginning of period	633.8	183.0
At end of period	$331.8	$202.6